Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement is entered into by and between BeOne Medicines USA, Inc., a company incorporated under the laws of the State of Delaware (the “Company”), and Aaron Rosenberg (the “Executive”) (the Company and the Executive are each referred to as a “Party” and together as the “Parties”), effective as of the Effective Date (this “Agreement”). This Agreement replaces and fully supersedes the Offer Letter between the Executive and BeiGene USA, Inc., which was signed by the Parties on June 17, 2024.

R E C I T A L S

WHEREAS, upon the change of jurisdiction of incorporation of BeOne Medicines Ltd., a company incorporated under the laws of Switzerland (the “Parent”) (the Company, the Parent, and all Affiliates, collectively the “Group”), from the Cayman Islands to Switzerland by a continuation under Section 206 of the Companies Act (as amended) of the Cayman Islands and Article 161 of the Swiss Federal Act on Private International Law (the “Continuation”), the Company desires to continue to employ the Executive as Chief Financial Officer on the basis of the terms set forth herein; and

WHEREAS, the Executive desires to accept the continuation of employment on such basis.

A G R E E M E N T

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

1.        Duties and Scope of Employment.

(a)        Positions and Duties. The Executive currently serves as the global Chief Financial Officer and reports to the Chief Executive Officer (CEO). The Executive will continue to render such business and professional services in the performance of the Executive’s duties that are consistent with the Executive’s position and such other responsibilities as may reasonably be assigned to the Executive by the CEO.

(b)        The Executive shall also serve as a director or officer of one or more of the Affiliates (other than the Parent), if so elected or appointed in accordance with applicable law.

(c)        Effective Date. This Agreement shall become effective as of the date on which the Continuation becomes effective (the “Effective Date”). The period of the Executive’s at-will employment under the terms of this Agreement is referred to herein as the “Employment Term”.

(d)        Obligations.

(i)        During the Employment Term, the Executive shall devote his full business time and his best efforts, business judgment, skill, and knowledge exclusively to the advancement of the business and interests of the Company and the Group, and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any governmental or academic position (together, “Business or Related Activities”) during the Employment Term that may reasonably be expected to interfere materially with the Executive’s responsibilities under this Agreement or result in any actual or perceived conflict of interest with the activities of the Company or the Group. Further, the Executive shall be entitled to attend to personal and family affairs, manage his personal investments and engage in charitable, trade, industry, professional, civic, or community activities on a volunteer basis during the Employment Term (together, “Personal Activities”) unless any such activity may reasonably be expected to interfere materially with the Executive’s responsibilities under this Agreement or result in any actual or perceived conflict of interest with the activities of the Company or the Group. The CEO has the authority to make a final determination for purposes of this Agreement in the CEO’s good faith, commercially reasonable discretion concerning whether any Business or Related Activities or Personal Activities in which the Executive is engaged or plans to be engaged during the Employment Term may reasonably be expected to interfere materially with the Executive’s responsibilities under this Agreement or result in any actual or perceived conflict of interest with the activities of the Company or the Group (a “Determination Concerning Outside Activities”). The Executive shall disclose in writing to the CEO any anticipated or current non-profit or for-profit board service (“Board Service”), unless the CEO previously approved such Board Service. If so requested by the CEO, the Executive shall disclose any and all Business or Related Activities or Personal Activities in which he is engaged or in which he anticipates engaging. In the absence of a request by the CEO, the Executive may but shall not be obligated to disclose anticipated or ongoing Business or Related Activities or Personal Activities other than anticipated or current Board Service. Any Business or Related Activities or Personal Activities that have been disclosed in writing to the CEO shall be considered to be approved in the absence of a denial by the CEO within five business days; provided that the CEO shall have the authority to revise the CEO’s Determination Concerning Outside Activities at any time in the CEO’s good faith, commercially reasonable discretion.

(ii)       During the Employment Term, the Executive shall not, directly or indirectly, own an interest in, join, carry on or be engaged in, operate, assist, control or participate in, or be connected as an officer, employee, agent, independent contractor, consultant, partner, member, manager, part-owner, shareholder, principal or in any other capacity with, any corporation, partnership, limited liability company, proprietorship, association, business or other entity or person engaged in any Competing Business. “Competing Business” means any commercial venture relating to (x) oncology in which the Company is conducting business during the Employment Term and (y) any other therapeutic areas that the Company has a documented intent to enter during the Employment Term and that have been strategically assessed during the Employment Term, provided that the Company is making non-negligible investment in such area; if the Company is making a non-negligible investment in the area, the Board may nevertheless grant approval at its discretion and such approval will not unreasonably be withheld, conditioned or delayed if such investment is deemed not to be material. Nothing herein shall prohibit the Executive from owning investment funds that may contain equity of a Competing Business as part of a broader, diversified portfolio, and the Executive shall not be obligated to report any such ownership to the Company. In addition, nothing in the foregoing shall prohibit the Executive from making investments of up to one percent (1%) of the equity of a Competing Business nor shall the Executive be required to obtain Board approval of investments of up to one percent (1%) of the equity of a Competing Business; provided that if so requested, the Executive shall report to the Board an ownership interest of any level in a Competing Business.

(iii)      The Executive represents that his obligations set forth in this Section 1(d) shall not cause him any substantial economic hardship, and are reasonable and necessary to protect the legitimate business interests of the Group.

2.        Compensation.

(a)        Base Salary. During the Employment Term, the Company shall pay the Executive at the rate of Six Hundred Sixty Thousand Dollars (US$660,000) per annum, payable in accordance with the payroll practices of the Group for its executives and subject to increase from time to time by the Board (or a committee designated by the Board) in its sole discretion (the “Base Salary”). The Base Salary shall not be reduced at any time (including after any such increase) without the Executive’s written consent, unless as part of standard operational or compensation cuts across the broader Group budget, provided that, any such Base Salary and/or Target Bonus reductions shall not exceed ten percent (10%).

(b)        Annual Bonus. During the Employment Term (including, for the avoidance of doubt, the period from the start of the calendar year until immediately prior to the commencement of a Qualifying Termination Notice Period (as defined below) (such period, the “Stub Period”)), the Executive shall be paid an annual cash bonus (“Annual Bonus”) (on a pro rata basis with respect to the Stub Period) with a target level of sixty percent (60%) of the Base Salary amount (the “Target Bonus”). Such Annual Bonus shall be awarded and paid subject to the terms of the annual bonus plan of the Group or any member thereof that applies to the Executive (the “Annual Bonus Plan”), except to the extent of any conflict between the terms of this Section 2(b) and the terms of the Annual Bonus Plan, in which event the terms of this Section 2(b) shall control. The Executive’s corporate and individual performance targets shall be determined by the CEO. The Executive should propose individual goals to the CEO within the first ninety (90) days of each calendar year. The Annual Bonus for each calendar year shall be determined in good faith based upon actual corporate and individual performance for such year and shall be payable in accordance with the procedures specified by the Board; provided that the Annual Bonus shall be paid no later than March 15th of the calendar year following the end of the performance period. The Annual Bonus and the terms of the Annual Bonus may change over time as determined by the Board (or a committee designated by the Board), in its sole discretion, and any changes will be communicated to the Executive in writing. For the avoidance of doubt, the Board (or a committee designated by the Board) retains good faith, commercially reasonable discretion in determining the Annual Bonus and may rely on factors relating specifically to the Executive's performance, which may result in an Annual Bonus calculated differently than for other participants subject to the Annual Bonus Plan. For the avoidance of doubt, the payment of any Annual Bonus with respect to a Stub Period shall be made no later than March 15th of the calendar year following the calendar year in which such Qualifying Termination Notice Period commenced. In the event the Executive’s employment is terminated due to the Executive’s death or Disability (as defined below), the Executive shall be paid a Target Bonus, prorated by the number of days the Executive was employed by the Company during the fiscal year of such termination, which shall be paid no later than March 15th of the calendar year following the year in which such termination occurred.

(c)        Equity Grants.

(i)        The Executive will be eligible to participate in the Group’s long-term equity incentive plans (the “Equity Incentive Plans”) in accordance with their applicable terms and to the extent determined by the Board (or a committee designated by the Board) in its sole discretion.

(ii)       Notwithstanding the applicable terms of any Equity Incentive Plan or related award to the contrary, in the event of a Notice (as defined below) of a termination without Cause by the Company of the Executive's employment or the Executive's resignation from his employment for Good Reason (each a “Qualifying Termination”) and subject to the Executive’s execution and non-revocation of a general release of claims in favor of and in a form and manner satisfactory to the Company (the “Release”; such notice, the “Notice Release”; and the effective date of the Release, the “Release Effective Date”) within the time period described in the Notice Release, which will in no event be less than twenty-one (21) days after the date of the Notice or more than sixty (60) days following the date of the Notice (provided, however, if the Executive requests a one-week extension to review the Release, it will be granted), the vesting of all options to purchase shares of Parent (“Options”), restricted share units, performance share units and any other equity awards relating to shares of Parent (collectively, “Equity Awards”) that would have vested if the Executive’s employment had continued for eighteen (18) months from the Release Effective Date shall accelerate in full upon the effectiveness of the Release; provided that, for purposes of determining the level of acceleration of any performance-based Equity Awards (“Performance-Based Equity Awards”), such Performance-Based Equity Awards will accelerate and vest as of the Release Effective Date as follows:

(A)       To the extent any applicable performance period with respect to a Performance-Based Equity Award has been completed at the time of such Release Effective Date, the applicable portion of the Performance-Based Equity Award shall vest based upon the actual level of attainment;

(B)        To the extent any applicable performance period with respect to a Performance-Based Equity Award would be completed during the eighteen (18) month period following the date of the Release Effective Date, the applicable portion of the Performance-Based Equity Award shall vest based upon the target level of attainment; and

(C)        To the extent any applicable performance period with respect to a Performance-Based Equity Award would not be completed until after the eighteen (18) month period following the date of the Release Effective Date, no accelerated vesting shall occur with respect to such applicable portion of the Performance-Based Equity Award.

Notwithstanding the foregoing, in the event the Notice of such Qualifying Termination occurs during the 24-month period immediately following a Change in Control, all such Equity Awards shall accelerate in full as of the effectiveness of the Notice Release, with the vesting of any Performance-Based Equity Awards determined in the same manner as specified in Section 2(c)(iv) below as if the date of such Notice were the date of a termination due to death or Disability.

(iii)      In addition, in the event of such Qualifying Termination, and subject to the Executive’s execution and non-revocation of a general release of claims in favor of and in a commercially reasonable form and manner satisfactory to the Company (the “Separation Release”) within the time period described in the Separation Release, which will in no event be more than sixty (60) days following the date of such Qualifying Termination, the period of time in which the Executive may exercise all then-vested outstanding Options shall be increased to twelve (12) months following the end of the Qualifying Termination Notice Period (as defined below) (or the expiration of the Option, if earlier). For the avoidance of doubt, any vested Options shall remain outstanding during the Qualifying Termination Notice Period, subject to expiration upon the original expiration date of such Options.

(iv)      In the event of a termination due to the Executive’s death or Disability, the Equity Awards will be accelerated in full; provided that, with respect to any Performance-Based Equity Awards, such Performance-Based Equity Awards will accelerate and vest as follows:

(A)         To the extent any applicable performance period with respect to a Performance-Based Equity Award has been completed at the time of such Notice, the applicable portion of the Performance-Based Equity Award shall vest based upon the actual level of attainment; and

(B)          To the extent any applicable performance period with respect to a Performance-Based Equity Award has not been completed at the time of such termination, the applicable portion of the Performance-Based Equity Award shall vest based upon the target level of attainment.

3.        Vacations and Other Benefits.

(a)        Vacation. During the Employment Term, the Executive shall be entitled to accrue thirty (30) vacation days per calendar year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Group. Any accrued but unused vacation time (up to a maximum of thirty (30) days) will automatically be carried over to the subsequent calendar year in accordance with federal, state and local laws. Vacation shall otherwise be governed by the policies of the Group, as in effect from time to time.

(b)        Employee Benefits. During the Employment Term, the Executive shall be eligible to participate in or receive benefits under any applicable U.S. employee benefit plans, including, but not limited to, health-and-accident plans, medical coverage, or any other employee benefit plan or arrangement made available by the Group (such plans, the “Employee Benefit Plans”). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Group policies. The Group may alter, modify, or terminate its Employee Benefit Plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

4.        Business Expenses. During the Employment Term, the Company shall pay or reimburse the Executive for all reasonable and customary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board (e.g., under any applicable travel policy) and to such reasonable substantiation and documentation as may be specified by the Company from time to time.

5.        Termination of Employment. The Parties agree that the Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause, for any reason or no reason, subject to compliance with the Qualifying Termination Notice Period in the event of a termination without Cause or a resignation for Good Reason and the Resignation Notice Period in the event of a resignation other than for Good Reason. The Executive understands and agrees that neither the Executive’s job performance nor promotions, commendations, bonuses, or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of the Executive’s employment with the Company. Upon termination of the Executive’s employment for any reason, except as may otherwise be requested or required by the Company in any Notice of termination or as may otherwise be agreed to by the Parties, the Executive shall resign from any and all directorships, committee memberships, and any other positions held with the Company or Group.

(a)        Termination by the Company without Cause or Resignation by the Executive for Good Reason. In the event of a Qualifying Termination, the Party initiating the termination shall provide the other Party with prior written notice of termination (the “Notice”) of twelve (12) months (the “Qualifying Termination Notice Period”). During the Qualifying Termination Notice Period, the Executive will continue to receive the Base Salary, along with an amount equal to the pro rata portions of the Annual Bonus for the relevant calendar year(s) during the Qualifying Termination Notice Period (both Base Salary and Annual Bonus at the amount in effect as of such Notice date) (the “Notice Period Payments”), as well as group health, dental and vision benefits under the applicable Employee Benefit Plans to cover the Executive and any dependents that were in place at the time of Notice (“Notice Period Benefits”), subject to the Executive’s continued eligibility for such benefits under the applicable Employee Benefit Plans. If the Executive’s eligibility for group health, dental and vision benefits ends due to a reduction in hours worked or otherwise, the Company shall pay the Executive a monthly sum amount that equals, after tax withholdings and deductions, the monthly premiums for group health, dental and vision benefits for the remainder of the Qualifying Termination Notice Period. Notwithstanding the foregoing, any such payment by the Company on behalf of the Executive of the applicable monthly premium shall cease in the event the Executive elects to discontinue such benefits during the Qualifying Termination Notice Period or the Executive becomes eligible to receive any comparable health, dental and vision benefits with a subsequent employer or through a spouse’s or domestic partner’s employer, during the Qualifying Termination Notice Period. The Company shall have the right to modify, reduce, eliminate, or otherwise alter the Executive’s duties, position, and/or responsibilities during the Qualifying Termination Notice Period. The portion of the Qualifying Termination Notice Period following any material modification, reduction, elimination or other alteration of the Executive’s duties, position and/or responsibilities to such an extent that the Executive is released from his duties for the Company and the Group other than to respond fully to periodic inquiries, is referred to below as the “Garden Leave Period.” The Executive shall continue accruing vacation time during the Qualifying Termination Notice Period, except that such accrual shall cease upon the commencement of any Garden Leave Period. The pro rata portions of the Annual Bonus (if any) shall be paid by March 15 of the calendar year following the performance year to which the pro rata portion relates based upon actual performance; provided that, if the Company so elects, any of the pro rata portions of the Annual Bonus during the Notice Period may be paid out assuming Target Bonus achievement (in relation to the relevant period). For avoidance of doubt, the Executive shall remain an employee of the Company subject to the terms set forth herein during any Qualifying Termination Notice Period, except as modified by the Parties in writing.

(i)        The Executive will not resign for Good Reason without first providing the Company with written notice of the act(s) or omission(s) constituting the ground(s) for Good Reason within thirty (30) days of the initial existence of such grounds, and a cure period of thirty (30) days following the date of such notice, if such act(s) or omission(s) is/are capable of cure. Any resignation for Good Reason must be effectuated within thirty (30) days of the expiration of such cure period to qualify as a resignation for Good Reason. For avoidance of doubt, a reduction or elimination of the Executive’s duties, position, responsibilities, or other changes to the Executive’s compensation during any Garden Leave Period as permitted under this Agreement shall not constitute Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(A)       The assignment to the Executive of duties materially inconsistent with the Executive’s title, position, status, reporting relationships, authority, duties, or responsibilities as contemplated by Section 1 that results in a substantial diminution in the Executive’s title, position, status, reporting relationships, authority, duties, or responsibilities, other than inadvertent actions not taken in bad faith that are remedied by the Company promptly after receipt of notice given by the Executive;

(B)       Any failure by the Company to comply with any of the provisions of Section 2, other than insubstantial or inadvertent failures not in bad faith that are remedied by the Company promptly after receipt of notice given by the Executive; or

(C)       A material breach by the Company of any material provision of any written agreements between the Company and the Executive.

(ii)       New Activity. If, during the Garden Leave Period, the Executive receives any kind of earnings for any kind of personal services activity, including without limitation out of employment by or independently rendered services or advice to a business, or service as a director, officer, partner, agent, or representative for a business, excluding, for the avoidance of doubt, any earnings out of any activities preceding the Effective Date and any other disclosed activities that are approved by the CEO during the Employment Term pursuant to Section 1(d)(i) prior to the date of the Notice (except that this exclusion shall only apply if the Company obtains legal advice that such earnings may be excluded under Swiss law) (the activities subject to this Section 5(a)(ii) collectively referred to as “New Activity” and the earnings received by the Executive from any such New Activity, the “Earnings”), the Executive acknowledges and accepts that the Company’s obligation to pay the Notice Period Payments shall be reduced by the Company in an amount equal to the Earnings. If the Company has already paid any Notice Period Payments required to be reduced pursuant to the terms hereof, the Executive agrees to repay to the Company the applicable amount up to an amount equal to the Earnings promptly following the Company’s request. The Executive must promptly inform the Company in writing of any Earnings received or expected to be received from any New Activity. For the avoidance of doubt, the foregoing shall not be construed to affect the restrictions on the Executive’s outside activities under Section 1(d)(i) or the disclosure and approval process under that section, nor does it affect the restrictions related to the activities involving Competing Businesses under Section 1(d)(ii) during the Employment Term, including the Qualifying Termination Notice Period.

(iii)      Early Termination of Qualifying Termination Notice Period.  For the avoidance of doubt, a termination of the Executive’s employment pursuant to any of Sections 5(b) through 5(e) that occurs between the date of the Notice and the end of the twelve (12) month period  following the Notice shall terminate the Qualifying Termination Notice Period effective as of such termination of employment and such termination shall not be considered to be a Qualifying Termination. This includes, without limitation, the Executive’s right to resign without Good Reason upon thirty (30) days’ written notice pursuant to Section 5(c) after receiving a Notice that commences the Qualifying Termination Notice Period.

(b)        Termination by the Company for Cause. The Company may terminate the Executive's employment under this Agreement for Cause immediately without advance notice; provided that the Company will provide a notice and cure period in the circumstances noted below and otherwise may decide in its discretion to provide advance notice of a short time period. For the avoidance of doubt, upon such termination, the Executive shall not be entitled to any further payments or benefits under the terms of this Agreement with respect to any period following the date of termination. For avoidance of doubt, in the event that a basis for a termination by the Company for Cause arises during a Qualifying Termination Notice Period or a Resignation Notice Period, the Company shall be entitled to immediately terminate the Executive’s employment without further notice. For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i)        gross negligence or willful misconduct in performance of his duties to the Company and Group, where such gross negligence or willful misconduct has or could reasonably be expected to have the effect of injuring the business of the Company and/or the Group in any material respect;

(ii)       willful commission of any act of fraud or embezzlement with respect to the Company or Group;

(iii)      plea of guilty or no contest to, conviction of or commission of acts satisfying the elements of (x) any felony or (y) a crime involving moral turpitude that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or Group or otherwise result in material injury to the reputation or business of the Company or Group;

(iv)      continued failure (except due to physical or mental illness or Disability), neglect, or refusal to perform in any material respect the Executive’s material duties and responsibilities or to follow any lawful written directive of the Board that has or could reasonably be expected to have the effect of injuring the business of the Company and/or the Group in any material respect;

(v)       material violation by the Executive of a material policy of the Company or any Affiliate, as reasonably determined by the Company after reasonable investigation, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company or any Affiliate;

(vi)      material dishonesty to the Board with respect to any material matter;

(vii)     failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company or any Affiliate to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; or

(viii)    breach of a material provision of this Agreement, including without limitation the confidentiality obligations under this Agreement.

If the effects on the Company of act(s) or failure(s) to act under Sections 5(b)(i), (iv) or (v) are capable of being cured in all material respects by the Executive within thirty (30) days, the Executive shall be given not less than thirty (30) days’ written notice of the Company’s intention to terminate his employment for Cause, such notice to identify the act(s) or failure(s) to act that constitute the grounds on which the proposed termination for Cause are based, and such termination shall be effective at the expiration of such thirty (30) day notice period unless the Executive has cured, in all material respects, the effects on the Company of such act(s) or failure(s) to act that gave rise to Cause during such period.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Company’s Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. If the Company does not deliver to the Executive written notice of termination within 60 days after the Company has knowledge that an event constituting Cause has occurred, the event will no longer constitute Cause.

(c)        Resignation by the Executive without Good Reason. If the Executive chooses to resign without Good Reason, the Executive shall provide the Company with written notice of thirty (30) days, unless agreed otherwise (the “Resignation Notice Period”), during which the Executive shall receive continued Base Salary as well as group health, dental and vision benefits under the applicable Employee Benefit Plans to cover the Executive and any dependents that were in place at the time of notice, subject to the Executive’s continued eligibility for such benefits under the applicable Employee Benefit Plans. In the event of the Executive’s notice of resignation, the Company shall have the right to modify, reduce, eliminate, or otherwise alter the Executive’s duties, position, and/or responsibilities during the Resignation Notice Period, without such action constituting Good Reason.

(d)        Death. In the event of the Executive’s death, the Executive’s employment hereunder shall immediately and automatically terminate.

(e)        Disability.

(i)        If the Company determines in good faith that Disability of the Executive has occurred during the Employment Term, it may give the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the tenth (10th) day after receipt of such notice by the Executive, provided that, within the ten (10) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.

“Disability” shall have the meaning set forth in Section 409A(a)(2)(C) of the Code.

For the avoidance of doubt, a termination due to Disability is not a Qualifying Termination. The foregoing shall not be construed to limit the Company’s right to terminate employment without Cause in the event of the Executive’s inability to perform responsibilities due to physical or mental illness or Disability; provided that the Company’s right to terminate employment without Cause shall not limit the Executive’s rights under applicable law, including without limitation statutory leave of absence entitlements or rights to accommodations due to disability as defined in any such applicable statute.

(ii)       The Board may designate another employee to act in the Executive’s place during any period of the Executive’s physical or mental illness or Disability, and such designation shall not constitute Good Reason. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 2(a) and benefits in accordance with Section 2(c)(iii), to the extent permitted by applicable law and the then-current terms of the applicable Employee Benefit Plans, until the termination of his employment.

(iii)      While receiving disability income payments under any disability income plan of the Company during the Employment Term, the Executive shall be entitled to receive any Base Salary under Section 2(a) less such payments, and benefits in accordance with Section 3, to the extent permitted by applicable law and the then-current terms of the applicable Employee Benefit Plans, until the termination of his employment.

(iv)      Nothing in this Section 5(e) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

6.        Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

7.        Shareholder Approval. Any compensation (including allowances and fringe benefits) to be paid under this Agreement is, to the extent required by applicable Swiss law and the Parent’s articles of association (the “Articles”), subject to the approval by the general meeting of shareholders of the Parent (the “General Meeting”). The Executive agrees that if the General Meeting does not approve the aggregate compensation of the Parent’s executive management team and the Company pays out compensation in advance, any such compensation is paid or granted on a conditional basis only and will, upon first request by the Company, be deemed forfeited or have to be paid back if the General Meeting later only approves an amount that is lower than what has been already paid out on an ad interim basis; provided, however, that notwithstanding any failure by the Parent's shareholders to approve the aggregate compensation of the Parent’s executive management team at a General Meeting for a specific compensation period, nothing herein shall in any way limit or prejudice the Executive’s right to receive compensation for services performed, to the extent such compensation is consistent with the customary remuneration ordinarily paid to individuals serving in the same or similar position, in the same or a comparable industry, and in the same or a reasonably similar geographic area, taking into consideration all relevant circumstances, including but not limited to the Executive’s level of education, skill set, and professional experience, as reasonably determined by the Board. For the avoidance of doubt, the Parent's executive management team's aggregate compensation will first be subject to the approval by the Parent's shareholders at the 2026 annual general meeting, covering compensation to be paid or granted to the Parent's executive management team during the Parent's 2027 financial year; the aggregate compensation of the Parent’s executive management team paid or granted in the Parent's 2025 financial year and in the Parent's 2026 financial year is not subject to the approval by shareholders at a General Meeting.

8.        Confidential Information.

(a)        The Executive acknowledges that the members of the Group continually develop Confidential Information, that the Executive may develop Confidential Information for the members of the Group and that the Executive may learn of Confidential Information during the Employment Term. The Executive will comply with the policies and procedures of the members of the Group for protecting Confidential Information and shall not, other than as required by applicable law or for the proper performance of his duties and responsibilities to the members of the Group, disclose to any Person or use any Confidential Information obtained by the Executive incident to his employment or other association with the Group. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. The confidentiality obligation under this Section 8 shall not apply to information that is generally known or readily available to the public at the time of disclosure, is known by the Executive prior to his affiliation with the Company or based on his long-standing experience in the industry, or becomes generally known through no wrongful act on the part of the Executive or any other Person having an obligation of confidentiality to the Company or any of its Affiliates.

(b)        All documents, records, tapes, and other media of every kind and description relating to the business, present or otherwise, of the Company or any Affiliate and any copies, in whole or in part (“Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company or such Affiliate. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

(c)        The Executive agrees and acknowledges that, by virtue of the Executive’s employment and position with the Company and Group, the Executive shall have access to and maintain an intimate knowledge of the Group's activities, affairs, and Confidential Information, including trade secrets, confidential business information, and other confidential matters. As a result of such access and knowledge, and because of the special, unique, and extraordinary services that the Executive is capable of performing for the Group or its competitors, the Executive acknowledges that the services to be rendered by the Executive pursuant to this Agreement are of a character giving them a peculiar value, the loss of which cannot adequately or reasonably be compensated by money damages. The Executive further acknowledges that the limitations set forth in this Agreement are fair and reasonable, and will not prevent the Executive from earning a livelihood after the Executive leaves the Company’s employ. The Executive recognizes that these restrictions are appropriate based on the special and unique nature of the services the Executive will render, the access to Confidential Information that the Executive will enjoy, the access to customers and investors the Executive will have as a result of the Executive’s employment and position with the Company and Group, and the risk of unfair competition that the Company will face absent such restrictions.

(d)        If the Executive is asked to disclose any Confidential Information pursuant to any legal process, then to the extent permitted by applicable law, the Executive shall immediately notify the Company of such fact and thereafter cooperate with the Company in any lawful response to such legal process as the Company, Parent or any other Affiliate may request, in which event the Executive may disclose Confidential Information at the time and to the extent that the Executive is legally required to do so.

(e)        The Executive agrees that any material breach or threatened material breach by the Executive of the Executive’s obligations under this Section 8 would cause irreparable injury to the Company and Group, and that the Company or any Affiliate, as applicable, shall be entitled to (i) seek preliminary and permanent injunctions enjoining the Executive from violating such provisions without first posting a bond, and (ii) all money damages available to the Company and its Affiliates, including fees, compensation, benefits, profits, or other remuneration earned by the Executive or any competitor as a result of any such breach, together with interest, and costs and reasonable attorneys’ fees expended to collect such damages or secure such injunctions; provided however, that the Company or the Affiliate shall pay the Executive’s reasonable costs and reasonable attorneys’ fees if the Company or Affiliate is not awarded injunctive relief and/or damages in any such proceeding. Nothing in this Agreement, however, shall be construed to prohibit the Company or an Affiliate from pursuing any other remedy, the Parties having agreed that all such remedies shall be cumulative. In aid of arbitration, the Company and any Affiliate shall be entitled to obtain emergency equitable relief, including a temporary restraining order and/or preliminary injunction, from any court of the State of New York with subject matter jurisdiction. The Executive consents to personal jurisdiction of the courts of the State of New York for purposes of any such proceedings. Upon the issuance (or denial) of an injunction, the underlying merits of any dispute will be resolved in accordance with the arbitration provisions of this Agreement.

9.        Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company or an Affiliate (as directed by the Company) the Executive’s full right, title, and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights, or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company or an Affiliate and to permit the Company or Affiliate (as applicable) to enforce any patents, copyrights, or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company or an Affiliate, as the case may be.

10.      Restricted Activities. The Executive agrees that the following restrictions on his activities during and after the Employment Term are necessary to protect the goodwill, Confidential Information, trade secrets, and other legitimate interests of the Company and its Affiliates:

(a)        Non-Solicitation of Customers. During the Employment Term and for twelve (12) months after his employment terminates (the “Restricted Period”), the Executive will not directly or indirectly (i) solicit or encourage any customer of any member of the Group to terminate or diminish its relationship with them; or (ii) seek to persuade any such customer or prospective customer of any member of the Group to conduct with anyone else any business or activity that such customer or prospective customer conducts or could conduct with any member of the Group; provided that these restrictions shall apply (1) only with respect to any Person who is or has been a customer of any member of the Group at any time within the immediately preceding one (1) year period or whose business has been solicited on behalf of any member of the Group by any of their officers, employees, or agents within that one (1) year period, other than by form letter, blanket mailing, or published advertisement, and (2) only if the Executive has, on behalf of the Company or an Affiliate, engaged in business activities with such Person during his employment with the Company or an Affiliate, been introduced to or otherwise had contact with such Person as a result of his employment or other associations with the Company or an Affiliate, or has had access to Confidential Information that would assist in the Executive’s solicitation of such Person.

11.      (b)  Non-Solicitation of Employees. During the Restricted Period, the Executive will not, and will not assist any other Person to, (i) hire or solicit for hiring any employee of any member of the Group or seek to persuade any employee of any member of the Group to discontinue employment, or (ii) solicit or encourage any independent contractor providing services to any member of the Group to terminate or diminish the independent contractor’s relationship with such member. For the purposes of this Section 10(b), an “employee” of any member of the Group is any person who had an employment relationship with such member of the Group within the ninety (90) days preceding any of the actions under clause (i). For the avoidance of doubt, the foregoing provision shall not prohibit a general solicitation of employment in the ordinary course of business or prevent the Executive, or subsequent employer of the Executive, from employing any employee who contacts the Executive as a result of such a general solicitation; provided that the Executive does not otherwise engage in communications with such employee in connection with the employee’s possible employment with any other Person. (c)  Non-Disparagement. Except as provided in Section 11, the Executive agrees that he will not, make any public statement that disparages the reputation of the Group, its goodwill, Products, or business opportunities, or other Named Executive Officers and Board Directors. The Company agrees to instruct its Named Executive Officers and members of its Board Directors to not make any public statement that disparages the reputation of the Executive unless the Executive’s employment has been terminated for Cause; provided that such instruction shall not apply to statements within the scope of Section 11 or any statements that the Company reasonably determines to be required to be reported pursuant to applicable law, including without limitation public company reporting obligations. Protected Disclosures. Nothing contained in this Agreement or any Company policy limits the ability of the Executive or others, with or without notice to the Company, to: (a) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission or the Securities and Exchange Commission; (b) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (c) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive or other person has reason to believe is unlawful; or (d) testify truthfully in a legal proceeding.  The foregoing shall not be construed to authorize the Executive or any other person to make any disclosure of information obtained through a communication that was subject to the attorney-client or attorney work product privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege). In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

12.      Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound, and that the Executive is not now subject to any covenants against competition or similar covenants, any court order, or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company, Parent, Group, or an Affiliate any proprietary information of a third party without such party’s consent.

13.      Notification of New Employer. In the event that the Executive leaves the employ of the Company, the Executive grants consent to notification by the Company to the Executive’s new employer about the Executive’s rights and obligations under this Agreement. The Executive shall be expressly permitted to share his rights and obligations under this Agreement and any other restrictive covenant obligations in favor of the Group to which he is a party, with any potential employer or business partner for the purpose of demonstrating such obligations.

14.      Indemnification. The Company hereby agrees to indemnify the Executive to the fullest extent provided in its Articles and to the fullest extent permitted by New Jersey law. The Executive agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of his employment with the Company or other position in the Group.

15.      Governing Law. This Agreement will be governed by the laws of the State of New Jersey (with the exception of its conflict of laws provisions). The Executive acknowledges that he has been individually represented by legal counsel in negotiating the terms of this Agreement, including without limitation the provisions concerning the forums for adjudication of disputes and the choice of law to be applied.

16.      Conflicts with Swiss Mandatory Law. In the event of any conflict between this Agreement and applicable mandatory Swiss law, upon prior written notice to Executive, the Company shall have the right to unilaterally modify this Agreement solely to the extent necessary to comply with Swiss law.

17.      Arbitration.

(a)        The Parties irrevocably and unconditionally agree that any past, present, or future dispute, controversy, or claim arising under or relating to this Agreement; arising under any statute, regulation, law, ordinance, or the common law (including but not limited to any law prohibiting discrimination); or arising in connection with the Executive’s employment or the termination thereof; involving the Executive on the one hand and the Company, any Affiliate, and/or any of their collective officers, directors, principals, or employees on the other hand, including claims brought by the Executive and claims brought against the Executive, shall be submitted for resolution to binding arbitration as provided herein. To the extent that any Person other than the Company and the Executive is a party to such a dispute, the arbitrability of that portion of the dispute that involves such Person shall be subject to such Person’s consent; provided that this shall not be construed to affect the arbitrability of the same or similar issues that involve the Company, the Executive and any other party that consents to arbitration. Such arbitration will be conducted in New York, New York, and the arbitrator will apply New Jersey law, including U.S. federal statutory law as applied in New Jersey courts. The arbitrator, and not any court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, and/or formation of this Agreement, including but not limited to any dispute as to whether (i) a particular claim is subject to arbitration hereunder, and/or (ii) any part of this Agreement is void or voidable. The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties, absent fraud or manifest error. The arbitration shall be conducted on a strictly confidential basis and no party, arbitrator, or other person or entity shall disclose the existence or nature of any claim, any documents, correspondence, pleadings, briefing, exhibits, or information exchanged or presented in connection with any claim, or any rulings, decisions, or results of any claim or argument (collectively, “Arbitration Materials”) to any third party, with the sole exception of the Parties’ legal counsel(s) (who shall also be bound by these confidentiality terms) and the Company’s auditors. The arbitrator shall not have authority to award attorneys’ fees or costs, punitive damages, compensatory damages, damages for emotional distress, penalties, or any other damages or relief not measured by the prevailing Party’s actual out-of-pocket losses, except to the extent such relief is explicitly available under this Agreement or under a statute, ordinance, or regulation pursuant to which a claim is brought. The arbitrator shall not have authority to entertain claims for class or collective relief.

(b)        Any arbitration pursuant to this Agreement shall be administered by the American Arbitration Association (“AAA”) and conducted in accordance with the AAA Employment Arbitration Rules, as modified herein, by a single arbitrator.

(c)        In the event of any court proceeding to challenge or enforce an arbitrator’s award, the Parties hereby consent to the exclusive jurisdiction of the state and federal courts sitting in New York, New York, agree to exclusive venue in that jurisdiction, and waive any claim that such jurisdiction is an inconvenient forum. There shall be no interlocutory appeals to any court, or any motions to vacate any order of the arbitrator that is not a final award dispositive of the arbitration in its entirety, except as required by law. The Parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any court proceeding, agree to use their best efforts to file all Confidential Information (and documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.

(d)        The Parties knowingly and voluntarily agree to the arbitration provisions set forth in this Agreement and acknowledge and hereby waive their right to a jury trial of any claim arising under this Agreement, including any claim that may be held to be not subject to arbitration. The failure by the Company to complain of any of the Executive’s acts or omissions, or to declare the Executive in breach, shall not constitute a waiver by the Company of its rights hereunder.

18.      Notices. All notices, requests, demands, and other communications called for under this Agreement shall be in writing and delivered via e-mail, personally by hand or by courier, or mailed by United States first-class mail, postage prepaid, or by nationally recognized overnight mail provider, directed to the Party to be notified. For the Executive, notice shall be provided to the last known primary residential address for the Executive in the records of the Company; for the Company, notice shall be provided attention to the Board of Directors at the corporate headquarters for the Company, with a copy to the Company’s General Counsel at the General Counsel’s business address; provided however, that either party may change any address for notice as such Party may designate by ten (10) days’ advance written notice to the other Party. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing by first-class mail, by the following business day if sent by a nationally recognized overnight mail provider for delivery by such date or upon the date of email; provided that the notice by e-mail is confirmed by personal delivery or overnight mail delivery initiated on the date of e-mailing. Notices sent via e-mail under this Section 18 shall be sent to either the email address in this Agreement, or for emails sent by the Company to the Executive, to the last e-mail address on file with the Company.

19.      Assignment.

(a)        Neither Party may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other Party; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive, in the event that the Executive is transferred to a position with any Affiliate, or in the event that the Company shall hereafter effect a reorganization or company name change, consolidate with, or merge into or be acquired by, any Person, or transfer all or substantially all of its properties or assets to any Person.

(b)        This Agreement shall inure to the benefit of and be binding upon each Party and his or its respective successors, executors, administrators, heirs, and permitted assigns.

(c)        The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

20.      Clawback. Amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company or any other member of the Group, including the Compensation Recovery Policy as then in effect, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company and Group reserve the right, without the Executive’s consent, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.

21.      U.S. Tax Code Sections 409A and 280G.

(a)        Section 409A. Notwithstanding any provision in this Agreement to the contrary:

(i)        This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and its corresponding regulations (“Section 409A”), and shall in all respects be administered in accordance with Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. Notwithstanding anything in this Agreement to the contrary, distributions may only be made under this Agreement upon an event and in a manner permitted by Section 409A or an applicable exemption. Severance benefits provided under this Agreement are intended to be exempt from Section 409A under the “short term deferral exception” to the maximum extent applicable. Further, any payments that qualify for the “separation pay” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. If the timing of the execution of a Release, directly or indirectly, results in the Executive designating the calendar year of any payment that is subject to Section 409A, and if any such payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year, if required to comply with Section 409A of the Code.

(ii)        To the extent that any payment or benefit described in this Agreement (including any payment during the Qualifying Termination Notice Period) constitutes “non-qualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment or during the Qualifying Termination Notice Period, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). If the Executive is a “specified employee” for purposes of Section 409A, any payment otherwise required to be made hereunder to the Executive at any date as a result of the Executive’s “separation from service” (including any payment during the Qualifying Termination Notice Period) shall be delayed if necessary to avoid the imposition of tax under Section 409A and for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, the Executive shall be paid, in a single lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(iii)        To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (1) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by the Executive, (2) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(iv)        Notwithstanding anything herein to the contrary, if a Change in Control constitutes a payment event with respect to any compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in the definition of “Change in Control” shall only constitute a Change in Control for purposes of the payment timing of such compensation (or portion thereof) if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(v)        While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, the Company makes no representation or warranty and in no event whatsoever shall the Company or any member of the Group be liable for any additional tax, interest, or penalties that may be imposed on the Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(b)        Section 280G.

(i)        Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit the Executive would receive from the Company, its successor or acquiror or their respective affiliates pursuant to this Agreement or otherwise (“Payment”) would (1) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (2) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax (but not below zero), or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the manner that results in the greatest economic benefit for the Executive. In applying this principle, the reduction will be made in a manner consistent with the requirements of Section 409A, and if more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

(ii)        In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, the Executive agrees to promptly return to the payor a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, the Executive will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

(iii)        A firm engaged by the Company prior to the effective date of a Change in Control will perform the foregoing calculations. If the firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all reasonable expenses with respect to the determinations by such accounting firm required to be made hereunder.

22.       No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. Unless otherwise specified in this Agreement (including, without limitation, in Section 5(a)(ii)), the amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against Executive or others not arising under this Agreement.

23.       Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

24.      Construction of Agreement. This Agreement has been negotiated by the Parties and the language shall not be construed for or against either Party.

25.      Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and an expressly authorized representative of the Parent.

26.       Waiver. No Party shall be deemed to have waived any right, power, or privilege under this Agreement or any provisions hereof, unless such waiver has been duly executed in writing and acknowledged by the Party to be charged with such waiver. The failure of any Party at any time to insist on performance of any provision of this Agreement shall neither be construed to be a waiver of such provision(s), nor to affect in any way the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.

27.      Integration. This Agreement, together with the plans and agreements referred to herein represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the Parties hereto.

28.      Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will (a) continue in full force and effect without said provision, and (b) replace the invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

29.      Survival. Provisions of this Agreement shall survive any termination if so provided herein, or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 8 (Confidential Information), 9 (Assignment of Rights to Intellectual Property), and 10 (Restricted Activities) hereof, and obligations of the Company under Section 2 (Compensation).

30.      Counterparts. This Agreement may be executed in counterparts that may be executed, exchanged, and delivered by facsimile, photo, e-mail, PDF, DocuSign, a similarly accredited secure signature service, or other electronic transmission or signature. Each counterpart will be deemed an original, all counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

31.      Acknowledgment. The Executive acknowledges that the Executive (a) has had the opportunity to discuss this matter with and obtain advice from the Executive’s legal counsel, (b) has had sufficient time to and has carefully read and fully understands all the provisions of this Agreement, and (c) is knowingly and voluntarily entering into this Agreement.

32.      Definitions. Words or phrases that are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere in this Agreement. For purposes of this Agreement, the following definitions apply:

(a)        “Affiliates” means all entities directly or indirectly controlling, controlled by, or under common control with the Parent or the Company, where control may be by management authority, contract, or equity interest. For the avoidance of doubt, the Parent is an Affiliate.

(b)        “Change in Control” means (i) a sale of all or substantially all of the Parent’s assets, or (ii) any merger, consolidation, or other business combination transaction of the Parent with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Parent outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Parent (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Parent. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur (1) on account of the acquisition of shares of voting capital stock by any institutional investor or any affiliate thereof, or any other person(s) acting as a group, that acquires the Parent’s shares of voting capital stock in a transaction or series of related transactions that are primarily a financing transaction for the Parent, or (2) solely because the level of ownership held by any institutional investor or any affiliate thereof or any other person, or persons acting as a group (the “Subject Person”), exceeds the designated percentage threshold of the outstanding shares of voting capital stock as a result of a repurchase or other acquisition of shares of voting capital stock by the Parent reducing the number of shares outstanding, provided that if a Change of Control would occur (but for the operating of this sentence) as a result of the acquisition of shares of voting capital stock by the Parent, and after such share acquisition, the Subject Person becomes the owner of any additional shares of voting capital stock that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding shares of voting capital stock owned by such Subject Person over the designated percentage threshold, then a Change of Control shall be deemed to occur.

(c)        “Confidential Information” means all confidential information, proprietary information, trade secrets, or other information (whether oral or written) regarding the business or affairs of the Group and its customers, including without limitation, information as to the Group’s research, development, testing, manufacturing, marketing, financial practices and strategies, scientific and medical theories, research product, financial activities, Products, services, systems, designs, inventions, finances, marketing plans, prospects, pricing, pricing strategies, programs, methods of operation, prospective and existing contracts, customer identities and lists, other business arrangements or business plans, procedures, strategies, costs, profits, databases, personnel, operational methods, potential transactions, pending negotiations, computer programs, algorithms, pending patent applications, systems, contractual negotiations, terms of agreements, client lists, financial results, business developments, internal controls, and security procedures, except to the extent the same (i) shall have been lawfully and without breach of obligation made available to the general public without restriction, or generally known or readily available to the public at the time of disclosure, or (ii) was previously known to the Executive prior to the Employment Term or based on his long-standing experience in the industry, (iii) or becomes generally known through no wrongful act on the part of the Executive or any other Person having an obligation of confidentiality to the members of the Group. The foregoing is not an exhaustive list and Confidential Information also may include any other information, documents, or materials that may be identified as confidential or proprietary, or that would otherwise appear to have such status to a reasonable person, in the context in which such information, documents, or materials are received, provided, or learned of.

(d)        “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts, and ideas (whether or not patentable, copyrightable, or constituting trade secrets) that are conceived, made, created, developed, or reduced to practice by the Executive (whether alone or with others, during normal business hours, or on or off Company premises) during the Employment Term, which relate to either the Products or any prospective activity of the Company, Parent, or any Affiliate, or that make use of Confidential Information or any of the equipment or facilities of the Company, Parent, or any Affiliate.

(e)        “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust, and any other entity or organization other than the Company, Parent, or any Affiliate.

(f)        “Product(s)” mean all products that the Group is developing, testing, manufacturing, licensing, leasing, or otherwise distributing during the Employment Term, or is planning to develop, test, manufacture, license, lease, or distribute during the Employment Term.

[Remainder of page is intentionally blank; Signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement on the date below such Party’s signature, to be effective as of the Effective Date.

Chief Financial Officer

/s/ Aaron Rosenberg
Aaron Rosenberg

Date: May 27, 2025

BeOne Medicines USA, Inc.

/s/ Chan Lee
Chan Lee, SVP, General Counsel

Date: May 27, 2025

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